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                                                                    Exhibit 99.3




                           AGREEMENT FOR PURCHASE AND
                               SALE OF SECURITIES


         THIS AGREEMENT FOR PURCHASE AND SALE OF SECURITIES (the "Agreement") is entered into as of February __, 2001, by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("Fidelity"), and MOORE NORTH AMERICA, INC., a Delaware corporation (the "Seller").

         A. Seller is the sole owner of Nine Hundred Fifty Thousand (950,000) shares (the "Shares") of the outstanding Common Stock, par value $0.001 (the "Common Stock") of Vista Information Systems, Inc., a Delaware corporation (the "Company").

         B. Seller is the holder of that certain Amended and Restated Secured Convertible Note, dated May 3, 2000 (the "Note"), issued to the Seller jointly and severally by the Company and Vista DMS, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, in the original principal amount of Eighteen Million Seven Hundred Thousand Dollars ($18,700,000).

         C. Seller is obligated to make retention bonus payments to certain Vista employees in an aggregate amount equal to $225,491.50 (such obligation, the "Bonus Payment Obligation") pursuant to that certain Confidential Settlement Agreement and Release, dated as of August __, 2000 (the "Settlement Agreement"), by and among the Seller and, inter alia, Howard Latham, Michael Levine, Robert
T. Dolan, Jr., and William L. Goodman.

         D. Seller and the Company have entered into various real property leases and related agreements providing for, inter alia, lease payments to be made or allocated between the Company and the Seller, and guaranties or similar contingent lease payment obligations by the Seller on behalf of the Company, in either case terminating on August 31, 2003 (collectively, the "Lease Obligations").

         E. Fidelity has entered into a letter of intent to enter into a transaction with the Company whereby Fidelity will contribute certain of its subsidiaries to the Company in return for a majority equity interest in the Company (the "Transaction").

         F. In order to facilitate the Transaction, Fidelity and Seller desire by this Agreement to provide for (i) Seller to sell, and Fidelity to purchase, all of Seller's right, title and interest in and to the Shares and the Note;
(ii) Fidelity to assume the Bonus Payment Obligation; and (iii) Seller to release the Company from liability for certain matters, all as more particularly specified in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and provisions set forth in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Fidelity and Seller agree as follows.


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         1. PURCHASE AND SALE OF SECURITIES.

            1.1 SALE AND PURCHASE OF SECURITIES. At the Closing, Seller shall sell to Fidelity, and Fidelity shall purchase from Seller, all of Seller's Shares and the Note (collectively, the "Securities").

            1.2 ASSUMPTION OF BONUS PAYMENT OBLIGATION. Effective as of the Closing, Seller assigns to Fidelity, and Fidelity assumes from the Seller, the Bonus Payment Obligation.

            1.3 PURCHASE PRICE. The total purchase price (the "Purchase Price") for the Securities, the assumption of the Bonus Payment Obligation and the release described in Section 2.1 below shall be Ten Million Dollars ($10,000,000).

            1.4 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Fidelity to Seller at the Closing (as defined below in Section 3) in cash or other immediately available funds in such manner as Seller shall reasonably direct.

            1.5 ASSIGNMENT OF CERTAIN RIGHTS. Effective upon, and only in the event of the Closing, Seller assigns and transfers to Fidelity all of its right, title and interest in and to that certain (i) Registration Rights Agreement dated as of July 28, 1999, by and between Seller and the Company (the "Registration Rights Agreement"), (ii) Security Agreement, dated as of December 17, 1999, by and between the Company and certain of its subsidiaries in favor of Seller and its parent Moore Corporation Limited ("MCL") (the "Security Agreement"), and (iii) Pledge Agreement, dated as of December 17, 1999, by and between the Company and certain of its subsidiaries in favor of Seller and MCL (collectively, the "Related Agreements"). Effective upon such assignment, Fidelity assumes all obligations arising under the Related Agreements.

            1.6 FOLLOWING CLOSING. Moore shall promptly cooperate with Fidelity to assign all financing statements related to the Security Agreement to Fidelity.

         2. RELEASE OF CLAIMS BY SELLER; LEASE OBLIGATIONS.

            2.1 RELEASE. Effective as of the Closing, and subject to Section 2.2 below, Seller hereby fully and irrevocably releases, acquits and discharges the Company, as well as the officers, directors, employees, agents, administrators, and any parent, subsidiary or affiliated entity, past, present or future of Company (excluding the obligations of the Company under the Note to the holder thereof and, to the extent applicable, the obligations of Fidelity under this Agreement) (collectively, "Company Entities"), from any and all liabilities, damages, obligations, rights, actions, claims, defenses, and causes of action, whether known or unknown, existing or potential, which Seller had, now has, or may hereafter claim to have against any of the Company Entities that arise out of or in any way relate to Company and the business of Company, including without limitation any claim to or for property (whether tangible or intangible) of Company, and/or any matters relating to the Shares or Seller's other relationships (if any) with Company (collectively, the "Claims"). The releases contained in the preceding sentence cover Claims of which Seller does not know or may not suspect to exist in Seller's favor at the time of executing this Agreement which, if known, might have affected the settlement covered by this Agreement. Seller expressly waives all rights and benefits that it may have under California Civil Code Section 1542 or any other statute or common law principle of similar effect. Section 1542 provides as follows:


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            "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

            2.2 LEASE OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, (a) the Claims being released by the Seller pursuant to Section
2.1 above do not include obligations of the Company to the Seller under the Lease Obligations; and (b) Fidelity is not assuming the rights or obligations of any party under the Lease Obligations.

         3. CLOSING.

            3.1 TIME AND PLACE OF CLOSING. The closing of the purchase and sale of the Shares and the Note and the assumption of the Bonus Payment Obligations (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660 at approximately 10:00 AM (Pacific Time) on February 15, 2001, or at such other time and place as Company and Seller may agree in writing.

            3.2 FIDELITY DELIVERIES. At the Closing, Fidelity shall deliver to Seller (fully executed, completed and acknowledged if necessary) the following:

                3.2.1 the Purchase Price;

                3.2.2 all materials necessary to facilitate the sale and transfer of the Note to Fidelity, including, without limitation, documentation reasonably required by the Company to establish that Fidelity meets the investor suitability standards set forth in the Note;

                3.2.3 all materials necessary to evidence the assumption by Fidelity of the Bonus Payment Obligations, including, without limitation, the Assumption Agreement attached hereto as Exhibit A; and

                3.2.4 all other documents required by this Agreement to be delivered by Fidelity to Seller.

            3.3 SELLER DELIVERIES. At the Closing, Seller shall deliver to Fidelity (fully executed, completed and acknowledged if necessary) the following:

                3.3.1 all materials necessary to sell, transfer and convey the Shares to Fidelity, including all stock certificates evidencing the Shares endorsed or accompanied by documents of assignment, all free and clear of all encumbrances, claims or liens of any kind;

                3.3.2 the original Note, accompanied by all materials necessary to transfer to Fidelity the benefits accruing to the holder of the Note under the security documents and registration rights agreement referenced in Section
1.5 above;

                3.3.3 a true and complete copy of the Settlement Agreement, which shall describe the allocation of the Bonus Payment Obligations among the parties thereto; and

                3.3.4 all other documents required by this Agreement to be delivered by Seller to Fidelity.



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         4. REPRESENTATIONS AND WARRANTIES.

            4.1 BY FIDELITY. As a material inducement for Seller's entry into and consummation of this Agreement, Fidelity represents and warrants to Seller that the facts set forth in this Section 4.1 are true and correct as of the date of this Agreement and shall be true and correct as of the Closing.

                4.1.1 Fidelity is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                4.1.2 (i) Fidelity has the full right and authority to enter into and perform this Agreement; (ii) Fidelity is authorized to execute this Agreement; (iii) the execution, consent or acknowledgement of no other party is necessary in order to validate Fidelity's entry into and performance of this Agreement; (iv) Fidelity's entry into and performance of this Agreement do not violate any agreement, contract or other arrangement binding on Fidelity; and
(v) this Agreement is a legal, valid, binding and enforceable obligation of Fidelity.

                4.1.3 ACCESS TO INFORMATION. Fidelity acknowledges that it is entering into this Agreement and the transactions contemplated hereby without reliance on any representations or warranties of Seller or its affiliates, express or implied, except as expressly set forth herein. Fidelity has had the ability to make a full review of the Company.

                4.1.4 SUBORDINATION. Fidelity acknowledges the provisions in
Section 4.2.3 as to the Subordination Agreement and assumes the Subordination Agreement and agrees to be bound thereby.

                4.1.5 INVESTMENT REPRESENTATION. Fidelity is acquiring the Securities for its own account for investment and not with a view to distribution and acknowledges that the Securities are not being registered under the Securities Act or applicable state laws and may have to be held indefinitely unless they are subsequently registered or qualified under such laws. Fidelity has the business and financial experience to protect its own interests in the transaction contemplated hereby. Fidelity is an "Accredited Investor" as defined in Regulation D of the Securities Act of 1933, as amended. Fidelity has provided documentation acceptable to the Company confirming the accuracy of this representation.

            4.2 BY SELLER. As a material inducement for the entry into and consummation of this Agreement by Fidelity, Seller represents and warrants to Fidelity that the facts set forth in this Section 4.2 are true and correct as of the date of this Agreement, and shall be true and correct as of the Closing.

                4.2.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                4.2.2 (i) Seller has the full right and authority to enter into and perform this Agreement; (ii) Seller is authorized to execute this Agreement;
(iii) the execution, consent or acknowledgement of no other party is necessary in order to validate Seller's entry into and performance of this Agreement; (iv) Seller's entry into and performance of this Agreement do not violate any agreement, contract or other arrangement binding on Seller; and (v) this Agreement is a legal, valid, binding and enforceable obligation of Seller.


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                4.2.3 (i) Seller is the sole owner and has good and valid title to all of the Shares, free and clear of all encumbrances, claims, or liens of any type; and (ii) all of the Shares are fully paid for.

                4.2.4 (i) Seller is the sole owner and has good and valid title to the Note, free and clear of all encumbrances, claims, or liens of any type;
(ii) the Note is fully paid for; (iii) the security documents and registration rights agreement referenced in the Note are in full force and effect; and (iv) the outstanding principal balance of the Note is $18,700,000. The Note is subject to that certain Subordination Agreement, dated as of May 3, 2000, among PNC Bank, National Association, the Company and certain of its subsidiaries, Seller and MCL (the "Subordination Agreement"). Under the terms of the Subordination Agreement, Fidelity must expressly assume in writing and agree to be bound by the provisions contained therein.

                4.2.5 The total aggregate payments required to be made by Seller pursuant to the Settlement Agreement equal $225,491.50.

                4.2.6 Other than the rights, preferences and privileges represented by the Shares with respect to the Company, the obligations of the Company to the holder of the Note described or referenced therein, the Bonus Payment Obligation and the Lease Obligations, and except for obligations and interests arising from service by Seller's affiliates on the Company's Board of Directors, as of the date hereof the Seller is owed no other obligations by the Company nor has any material interest in the Company.

         5. GENERAL PROVISIONS.

            5.1 FURTHER ASSURANCES. Each of the parties to this Agreement shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all things and acts reasonably necessary in connection with the performance of their obligations under this Agreement and to carry out the intent and agreements of the parties to this Agreement.

            5.2 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

            5.3 GOVERNING LAW. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of the State of California. Venue for any disputes shall be in the applicable court in Orange County, California.

            5.4 INTERPRETATION. Each party (and each such party's counsel if such party so desired) has reviewed and revised this Agreement and any rule of contract interpretation to the effect that ambiguities or uncertainties are to be interpreted against the drafting party or the party who caused it to exist shall not be employed in the interpretation of this Agreement or any document executed in connection herewith.

            5.5 COST RECOVERY. In any action or proceeding involving Fidelity and Seller arising out of or otherwise in connection with this Agreement, the prevailing party shall recover from the other party, in addition to any damages, injunctive or other relief; all costs (whether or not allowable as "cost" items by law) reasonably incurred at, before and after trial or on appeal, or in any arbitration or bankruptcy proceeding, including without limitation attorneys' fees, deposition costs, copying charges and other expenses.


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            5.6 NO WAIVER. A waiver by any party to this Agreement of a default by any other party or a waiver of any right under this Agreement shall be effective only if it is in a writing signed by the waiving party and shall not be construed as a waiver of any other default or right, whether similar or dissimilar.

            5.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute one instrument.

            5.8 HEADINGS. Section headings are for reference purposes only and do not affect this Agreement.

            5.9 ADDITIONAL BENEFICIARIES. No parties other than Fidelity, the Company (solely with respect to the release granted in Section 2 above), and Seller and their successors and assigns shall have any rights or remedies under or by reason of this Agreement.

            5.10 ENTIRE AGREEMENT; BINDING EFFECT; AMENDMENTS. This Agreement:
(i) is intended by the parties hereto as the final expression and the complete and exclusive statement of their agreement with respect to the terms included in this Agreement and any prior or contemporaneous agreements or understandings, oral or written, which may contradict, explain or supplement these terms shall not be admissible or effective for any purpose; (ii) shall be binding upon and inure to the benefit of such parties and their permitted successors-in-interest; and (iii) may not be amended or modified except through a writing signed by the parties hereto which expressly states that it amends this Agreement.

            5.11 SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of jurisdiction, in addition to any other remedy to which they may be entitled, at law of in equity.

            5.12 EXPENSES, LEGAL FEES. Each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby. The prevailing party in any dispute shall be entitled to collect reasonable attorneys' fees and expenses from the non-prevailing party.



                           [signature page to follow]



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         IN WITNESS WHEREOF, Fidelity and Seller have executed this Agreement as of the date first set forth above.



"FIDELITY"                                     "SELLER"
 --------                                       ------


FIDELITY NATIONAL FINANCIAL, INC.              MOORE NORTH AMERICA, INC.
a Delaware corporation                         a Delaware corporation


By: _____________________________              By: _____________________________

Name: ___________________________              Name: ___________________________

Title: __________________________              Title: __________________________





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                                                                    Exhibit 99.3



                                    Exhibit A

                          Form of Assumption Agreement


         THIS ASSUMPTION AGREEMENT (the "Agreement"), dated ___________________, is made by and between Moore North America, Inc., a Delaware corporation (the "Moore") and Fidelity National Financial, Inc., a Delaware corporation ("Fidelity").

         A. Moore is obligated to make retention bonus payments to certain former employees of Moore DMS, a Delaware corporation ("DMS"), in an amount equal to $225,491.50 (such obligation, the "Bonus Payment Obligation") pursuant to that certain Settlement and Release Agreement, by and between Vista and Moore.

         B. In connection with the closing of the transactions contemplated in that certain Agreement for the Purchase and Sale of Securities, dated February __, 2001 (the "Purchase Agreement"), by and between Moore and Fidelity, Moore and Fidelity desire to provide for the assumption by Fidelity of the Bonus Payment Obligation.

         In consideration of the mutual covenants, conditions and provisions set forth in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Moore and Fidelity agree as follows.

         1. Liabilities Assumed. Upon the terms and subject to all of the conditions contained in the Purchase Agreement, Moore does transfer to, and Fidelity hereby assumes at and as of the date hereof, and agrees to satisfy, pay, perform, or otherwise discharge when due, the Bonus Payment Obligation.

         2. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California, without reference to its conflicts of law rules.

         3. Assignment; No Third Party Beneficiaries. Neither this Agreement nor any part thereof shall be assignable by operation of law or otherwise by either party without the prior written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any Person or entity other than the parties hereto, their affiliates and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless expressly so stated.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.



MOORE NORTH AMERICA, INC.,                    FIDELITY NATIONAL FINANCIAL, INC.,
a Delaware corporation                        a Delaware corporation



_________________________________             __________________________________
By:                                           By:
Its:                                          Its: